Exhibit 99.1
News Release
For further information, contact:
          Dana Persson, Golden Oval Eggs, 320-329-8182
          Lydia Botham, MoArk, 651-481-2123
Golden Oval Eggs Purchases
MoArk Egg Products Processing Assets
June 30, 2006, (Renville MN) ... Golden Oval Eggs, LLC (Golden Oval) and MoArk, LLC (MoArk) today announced the completion of Golden Oval’s purchase of MoArk’s liquid egg processing assets. The purchase agreement — which includes cash, a three-year note, a brand licensing agreement and a shell egg supply agreement – was initially announced in late May. Additional details of the transaction are available in Land O’Lakes 8K filing dated June 30, 2006, at www.sec.gov.
The transaction involves all five MoArk liquid egg products processing facilities, associated inventory, and other related assets. The facilities are located in Norco and Vernon, California; Millersburg, Ohio; Abbeville, Alabama; and Neosho, Missouri.
“This expansion into the further processed egg products business is consistent with Golden Oval’s ongoing business strategies, particularly as they relate to growth” said Dana Persson, President and Chief Executive Officer of Golden Oval Eggs, LLC. “The increased size, scale and market presence resulting from this acquisition will position us to provide greater value to shareholders and a wider range of high-quality products and services to our customers.”
MoArk President and Chief Executive Officer Craig Willardson said Golden Oval’s solid reputation in the industry and MoArk’s past business relationship with Golden Oval were positive factors in the transaction.
“We’ve had a successful business relationship with Golden Oval Eggs for several years,” Willardson said. “Our experience working with Golden Oval gave us confidence that this transaction, and our new relationship as a shell egg supplier to Golden Oval, will generate new opportunities and contribute to the success of both our organizations.”
In a previous release, Golden Oval’s leadership indicated that, “Customers can expect business as usual and a seamless transition.”
Golden Oval Eggs, LLC (www.goldenovaleggs.com) was established in 1994 as a new-generation value-added cooperative, created, owned, and directed by agricultural producers. On September 1, 2004, the 700 shareholders of Golden Oval Eggs changed the company’s corporate structure to a Limited Liability Company (LLC). Today, it is a leader in the liquid egg industry, ranked among the top 10 producers and processors, serving customers throughout the United States and Canada.

MoArk, LLC, (www.moarkllc.com) a wholly-owned subsidiary of Land O’Lakes, is the nation’s third-largest producer and marketer of shell eggs including branded and specialty eggs. MoArk does business in 45 states and has annual sales of about $500 million. MoArk will continue to operate in the shell egg business after the transaction is complete and maintain its position as a leading supplier of high-quality products to customers across the country.
Land O’Lakes, Inc. (www.landolakesinc.com) is a national farmer-owned food and agricultural cooperative with annual sales of more than $7 billion. Land O’Lakes does business in all 50 states and more than 50 countries. It is a leading marketer of a full line of dairy-based consumer, foodservice and food ingredient products across the United States; serves its international customers with a variety of food and animal feed ingredients; and provides farmers and ranchers with an extensive line of agricultural supplies (feed, seed, crop nutrients and crop protection products) and services.
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